EXHIBIT 10.9

WeTrade Group Inc

Service Contract

This employment contract is made between WeTrade Group Inc. (a company incorporated in Wyoming, United States of America, hereafter the “Employer”) at the address of 1 Gaobei South Coast, Yi An Men 111 Block 37, Chao Yang District, Beijing City, PRC 100020. and Hung Fai, Choi (Identity Card No. _____) (the “Employee”) at the address of ____. The Employer and the Employee understand and agree to observe the terms of employment set out in this employment contract. Both parties understand that this employment contract is governed by the laws of Wyoming (collectively, the “Legislation”).

1.	This employment contract shall be for 24 months commencing on September 1, 2020 (day/month/year) (the “Contractual Period”).

2.

The principal working place of the Employee will be assigned by the Employer on the first day of the Contractual Period, subject to any subsequent changes by notice to the Employee by the Employer at its discretion.

3.

The Employee shall be employed by the Employer as Independent Non-Executive Director and audit committee to work under this employment contract, and date of this employment contract shall be September 1, 2020 (day/month/year)).

4.

The total monthly salary shall be USD$2,000 and plus one month’s additional salary by the end of each year, the salary will be effective from March 1, 2021. and. All of these are payable in the equivalent amount of either in Hong Kong Dollars or Chinese Renminbi. Any variances are mainly due to fluctuation of currency exchange.

5.

The Employee’s entitlements to payment in accordance with this employment contract shall be paid monthly (the “Wage Period”) by the Employer. Wages shall be paid in any case not later than 7 days after the expiry of each Wage Period.

6.

The Employer（and its subsidiaries）and the Employee agree that all wages (including overtime pay and other sums payable but excluding any sum payable upon expiry or termination of this employment contract) shall be paid directly by way of wire transfer into a bank account in the Employee’s name with a bank in the People’s Republic of China or any other jurisdiction designated by the Employee. The Employer shall also provide a wage record (pay slip) setting out the breakdown of wages for each wage period to the Employee for reference.

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7.

The Employee shall be entitled to 7 days of annual paid leave during the first calendar year of service. For each subsequent calendar year, the days of the annual paid leave of the Employee shall increase by one (1) day, provided that, the maximum days of annual paid leave is twenty (20) working days. For any calendar year that the Employee does not work for the Employer for a full year, the days of annual paid leave for the Employee shall be calculated pro-rata on the basis of the actual months that the Employee has worked for the Employer in that year.

8.

The Employee shall be entitled to statutory rights and benefits and the relevant protection such as rest days, statutory holidays, paid annual leave, maternity leave, paternity leave and sickness allowance in accordance with the Employment Ordinance.

9.

The Employer shall arrange the Employee to take rest days, statutory holidays and paid annual leave on separate dates in accordance with the Employment Ordinance. These holidays must not be substituted by each other.

10.

The Employer shall comply with the provisions of the Employees’ Compensation Ordinance. The Employee shall be entitled to the rights, benefits and protection provided under the Employees’ Compensation Ordinance.

11.

The Employee shall and takes the full responsibility for proactively declaring and paying personal income tax according to the requirements of the relevant tax authorities in Hong Kong or Mainland China.

12.	Either party may terminate this employment contract under the following circumstances:

(a)

During the first month of the Probationary Period, both parties are not required to give notice or payment in lieu of notice. During the rest of the Probationary Period, a notice period of 7 days * or payment in lieu of notice is required.

(b)	The Employee’s absence from work for more than three consecutive days without reasonable justification or the Employer’s approval will be deemed as a notice of termination.

(c)

The Employer may at any time during the Contractual Period request the Employee to produce proofs of his/her academic and/or professional qualifications as specified in the Schedule to this employment contract. Without prejudice to the foregoing, the Employer may terminate this employment contract with a notice of not less than 7 days if the Employee fails to produce such academic and/or professional qualifications to the Employer’s satisfaction.

13.

Should there be any legislative amendment to the relevant legislation subsequent to the signing of this employment contract which in effect confers more favourable terms on the Employee than what he/she is entitled to under this employment contract, the provision of the legislation shall prevail and this employment contract shall be taken to be varied accordingly. Should the rights and benefits conferred on the Employee after the legislative amendment be still less favourable than the terms of this employment contract, the terms of this employment contract shall prevail.

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14.	The Employer shall provide a copy of this employment contract signed by both parties to the Employee for his/her retention.

15.

Any variation, amendment, cancellation or addition to any terms of this employment contract (including the Schedule) must not extinguish or reduce any right, benefit or protection conferred upon the Employee by this employment contract, and must be duly signed by both parties, otherwise it shall be void. The Employer shall provide a copy of the amendments duly signed by both parties to the Employee for retention.

16.

This contract is governed by and shall be interpreted in accordance with Wyoming law and the Employer and the Employee hereby submit to the non-exclusive jurisdiction of the Wyoming courts in connection with any matters arising hereunder.

IN WITNESS THEREOF, the Parties have hereby duly executed this Agreement on September 1, 2020.

Signature of Employee		Signature of Employer or Employer’s representative

	/s/ Hungfai Choi		/s/ Pijun Liu
Name:	Hung Fai, Choi	Name:	Pijun, Liu
Passport No.:		Post:	CEO and Executive Director
Date:	September 1, 2020	Date:	September 1, 2020

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